Exhibit 99.1

      Flexsteel Announces Third Quarter and Year-To-Date Operating Results

     DUBUQUE, Iowa--(BUSINESS WIRE)--April 21, 2005--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its third quarter ended March 31, 2005.
     Net sales for the quarter ended March 31, 2005 were $101.3 million compared to the prior year quarter of $107.0 million, a decrease of 5.3%. Net income for the current quarter was $1.7 million or $0.26 per share compared to $2.5 million or $0.39 per share in the prior year quarter, a decrease of 33.1%. In addition, current quarter net income of $1.7 million includes a $0.2 million pre-tax gain from the sale of a former manufacturing facility and $0.7 million of tax benefit related to reduced estimated tax liabilities.
     Net sales for the nine months ended March 31, 2005 were $304.3 million compared to $292.9 million in the prior year nine months, an increase of 3.9%. The net sales and operating results being reported for the prior year include net sales and operating results for DMI Furniture, Inc. (DMI) for the period September 18, 2003 (date of acquisition) through March 31, 2004. DMI net sales included above were $87.4 million and $63.0 million for the nine months ended March 31, 2005 and 2004, respectively. Net income for the nine months ended March 31, 2005 was $4.5 million or $0.68 per share compared to $7.4 million or $1.14 per share for the nine months ended March 31, 2004, a decrease of 39.3%.
     For the quarter ended March 31, 2005, residential net sales were $64.6 million, compared to $68.2 million, a decrease of 5.2% from the prior year quarter. Recreational vehicle net sales were $19.8 million, compared to $22.0 million, a decrease of 10.2% from the prior year quarter. Commercial net sales were $17.0 million, compared to $16.8 million in the prior year quarter, an increase of 0.9%.
     For the nine months ended March 31, 2005, residential net sales were $194.2 million, an increase of 0.4% from the nine months ended March 31, 2004. Recreational vehicle net sales were $60.5 million, a decrease of 3.1% from the nine months ended March 31, 2004. Commercial net sales were $49.6 million, an increase of 33.4% from the nine months ended March 31, 2004. The increase in net sales reflects improved industry performance for commercial products in addition to the inclusion of DMI net sales for the entire nine months in fiscal 2005.
     Gross margin for the quarter ended March 31, 2005 was 17.9% compared to 19.8% in the prior year quarter. For the nine months ended March 31, 2005, the gross margin was 18.5% compared to 20.9% for the prior year nine-month period. Gross margin was adversely affected by cost increases for steel and petroleum based products on a quarterly and year-to-date basis in comparison to the prior fiscal year quarter and year-to-date.
     Selling, general and administrative expenses were 16.4% and 15.9% of net sales for the quarters ended March 31, 2005 and 2004, respectively. For the nine months ended March 31, 2005 and 2004, selling, general and administrative expenses were 16.6% and 16.8%, respectively.
     During the quarter ended March 31, 2005, the Company recorded a pre-tax gain on the sale of a former manufacturing facility of $0.2 million. For the fiscal year-to-date the Company has recorded pre-tax gains of $0.8 million on the sale of facilities.
     During the quarter ended March 31, 2005, an examination by the Internal Revenue Service of the Company's federal income tax returns for the fiscal years ended June 30, 2003 and 2004 was completed. Due to the favorable results, the Company has reviewed and reduced its estimate of accrued tax liabilities by $0.7 million. The decrease resulted in income tax rates of (3.7%) and 27.9% for the quarter and fiscal year-to-date periods ending March 31, 2005, respectively. The Company expects that the income tax rate for its fourth fiscal quarter will be approximately 37%.
     Working capital (current assets less current liabilities) at March 31, 2005 was $88.2 million, which includes cash, cash equivalents and investments of $4.6 million. Working capital increased by $4.8 million from June 30, 2004. Current assets declined $7.6 million. Accounts receivable declined $6.2 million with the decrease in net sales. Inventories declined $1.8 million as a result of lower manufacturing levels. Current liabilities decreased $12.4 million. Accounts payable declined $1.4 million while lower inventory purchases and the decrease in accounts receivable and inventory allowed for a reduction in current notes payable of $9.0 million.
     Capital expenditures were $2.7 million for the fiscal year-to-date, primarily for delivery and manufacturing equipment. Depreciation and amortization expense was approximately $4.4 million and $4.2 million for the nine-month periods ended March 31, 2005 and 2004, respectively. The Company expects that capital expenditures will be less than $1.0 million for the remainder of the fiscal year.

     All earnings per share amounts are on a diluted basis.

     Outlook

     On a fiscal year-to-date basis, residential net sales have been weaker than anticipated and we expect that this softness will continue for the remainder of the fiscal year. Net sales of vehicle seating have fallen off as several manufacturers of recreational vehicles adjust inventory levels of finished units. We expect only a modest improvement in vehicle seating sales beginning in late May or early June as manufacturers begin the new model year production. The current volatility and high cost of fuel may dampen the favorable demographics that currently exist within the vehicle seating industry. Commercial seating provides an opportunity to expand distribution and increase net sales; however, in this highly competitive market, the cost of product development and the product margins will be monitored closely.
     Margin pressures that started near the end of calendar year 2003 have continued through our third fiscal quarter and we expect these pressures to continue through the remainder of calendar year 2005. The cost of steel and component parts that have steel content leveled somewhat during the fiscal quarter ended March 31, 2005. However, the leveling of steel prices is at relatively high historical cost per pound as it relates to product cost. The cost of fuel and poly foam continued to increase during the quarter ended March 31, 2005. We anticipate that petroleum prices will remain volatile and at record or near record levels for the remainder of calendar year 2005 resulting in increasing costs in our fourth fiscal quarter and the first half of fiscal year 2006.
     The Company continues to take actions to address the above concerns including: new product introductions, refining existing product offerings, adjusting selling and delivery prices, adjusting production levels and implementing cost control measures for inventory and capital expenditures. These actions occur regularly regardless of operating performance, but will continue to receive additional attention under current business conditions. We continue to believe that our strategy of providing furniture from a wide selection of domestically manufactured and imported products is sound business practice and will continue.

     Analysts Conference Call

     The Company will host a conference call for analysts on Friday, April 22, 2005, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 4619983. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 4619983.

     Forward-Looking Statements

     Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of sales, the cost of raw materials, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     About Flexsteel

     Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.
     For more information, visit our web site at http://www.flexsteel.com.

                             TABLES FOLLOW


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                             March 31,     June 30,
                                               2005          2004
                                           ------------- -------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents...............   $3,223,971    $2,476,521
  Investments.............................    1,389,950     1,271,417
  Trade receivables, net..................   41,989,996    48,169,780
  Inventories.............................   67,087,319    68,880,118
  Other...................................    6,190,107     6,690,979
                                           ------------- -------------
Total current assets......................  119,881,343   127,488,815

NONCURRENT ASSETS:
  Property, plant, and equipment, net.....   26,878,481    30,326,505
  Other assets............................   12,729,288    11,703,391
                                           ------------- -------------

TOTAL..................................... $159,489,112  $169,518,711
                                           ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable - trade................  $10,906,919   $12,272,405
  Notes payable...........................                  9,022,090
  Accrued liabilities.....................   20,800,250    22,842,020
                                           ------------- -------------
Total current liabilities.................   31,707,169    44,136,515

LONG-TERM LIABILITIES:
  Long-term debt..........................   17,000,000    17,583,336
  Other long-term liabilities.............    6,190,796     6,187,118
                                           ------------- -------------
Total liabilities.........................   54,897,965    67,906,969

SHAREHOLDERS' EQUITY......................  104,591,147   101,611,742
                                           ------------- -------------

TOTAL..................................... $159,489,112  $169,518,711
                                           ============= =============

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                   Three Months Ended           Nine Months Ended
                        March 31,                   March 31,
               --------------------------- ---------------------------
                   2005          2004          2005          2004
               ------------- ------------- ------------- -------------
NET SALES..... $101,348,058  $106,964,330  $304,254,441  $292,923,464
COST OF GOODS
 SOLD.........  (83,175,515)  (85,769,751) (247,826,424) (231,672,594)
               ------------- ------------- ------------- -------------
GROSS MARGIN..   18,172,543    21,194,579    56,428,017    61,250,870
SELLING,
 GENERAL AND
 ADMINI-
  STRATIVE....  (16,627,533)  (16,990,730)  (50,637,603)  (49,319,065)
GAIN ON SALE
 OF FACILITIES      200,409                     809,022
               ------------- ------------- ------------- -------------
OPERATING
 INCOME.......    1,745,419     4,203,849     6,599,436    11,931,805
               ------------- ------------- ------------- -------------
OTHER INCOME
 (EXPENSE):
  Interest and
   other
   income.....      141,687       199,697       436,373       723,202
  Interest
   expense....     (247,448)     (214,583)     (791,441)     (384,729)
               ------------- ------------- ------------- -------------
    Total.....     (105,761)      (14,886)     (355,068)      338,473
               ------------- ------------- ------------- -------------
INCOME BEFORE
 INCOME TAXES.    1,639,658     4,188,963     6,244,368    12,270,278
BENEFIT FROM
 (PROVISION
 FOR) INCOME
 TAXES........       60,000    (1,650,000)   (1,740,000)   (4,850,000)
               ------------- ------------- ------------- -------------
NET INCOME....   $1,699,658    $2,538,963    $4,504,368    $7,420,278
               ============= ============= ============= =============
AVERAGE NUMBER
 OF COMMON
 SHARES
 OUTSTANDING:
   Basic......    6,539,079     6,484,444     6,528,179     6,423,214
               ============= ============= ============= =============
   Diluted....    6,606,997     6,565,220     6,602,816     6,505,645
               ============= ============= ============= =============
EARNINGS PER
 SHARE OF
 COMMON STOCK:
   Basic......        $0.26         $0.39         $0.69         $1.16
               ============= ============= ============= =============
   Diluted....        $0.26         $0.39         $0.68         $1.14
               ============= ============= ============= =============

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                Nine Months Ended
                                                    March 31,
                                           ---------------------------
                                               2005          2004
                                           ------------- -------------
OPERATING ACTIVITIES:
Net income................................   $4,504,368    $7,420,278
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization...........    4,381,188     4,157,328
  Restructuring charge reversal...........                    190,996
 (Gain) loss on disposition of capital
  assets..................................     (852,838)      167,769
  Changes in operating assets and
   liabilities, net of acquisitions.......    5,577,125       565,396
                                           ------------- -------------
Net cash provided by operating activities.   13,609,843    12,501,767
                                           ------------- -------------
INVESTING ACTIVITIES:
  Net purchases and sales of investments..     (260,599)    7,712,047
  Payments received from customers on
   notes receivable.......................                    350,371
  Proceeds from sale of capital assets....    2,087,208       120,539
  Capital expenditures....................   (2,714,835)   (5,369,956)
  Acquisition of DMI Furniture, Inc., net
   of cash acquired.......................                (19,322,174)
                                           ------------- -------------
Net cash used in investing activities.....     (888,226)  (16,509,173)
                                           ------------- -------------
FINANCING ACTIVITIES:
  Net repayment of borrowings.............   (9,605,427)   (5,307,561)
  Dividends paid..........................   (2,543,762)   (1,678,291)
  Proceeds from issuance of common stock..      175,022       554,521
                                           ------------- -------------
Net cash used in financing activities.....  (11,974,167)   (6,431,331)
                                           ------------- -------------

Increase (decrease) in cash and cash
 equivalents..............................      747,450   (10,438,737)
Cash and cash equivalents at beginning of
 period...................................    2,476,521    12,811,385
                                           ------------- -------------
Cash and cash equivalents at end of period   $3,223,971    $2,372,648
                                           ============= =============


     CONTACT: Flexsteel Industries, Inc., Dubuque
              Timothy E. Hall, Treasurer, 563-585-8392